Exhibit (d)(i)(A)
AMERICAN BEACON FUNDS
AMERICAN BEACON MILEAGE FUNDS
AMERICAN BEACON SELECT FUNDS
AMERICAN BEACON MASTER TRUST
MANAGEMENT AGREEMENT
     This Agreement is made as of September 12, 2008, by and between the American Beacon Funds, the American Beacon Mileage Funds, the American Beacon Select Funds and the American Beacon Master Trust, each a Massachusetts business trust (each, a “Trust”), on behalf of each Fund of a Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”).
     WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company consisting of one or more separate Funds, each having its own assets and investment objective(s), policies and restrictions; and
     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and
     WHEREAS, each Trust desires to retain the Manager to provide investment advisory and portfolio management services to each Fund pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Appointment. Each Trust hereby appoints the Manager to serve as the investment adviser of the Trust and each Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth for compensation as set forth on Schedule A. In the performance of its duties, the Manager will act in the best interests of each Trust and each Fund and will perform its duties hereunder for each Trust and each Fund in conformity with (a) applicable laws and regulations, including, but not limited to, the 1940 Act and the Advisers Act, (b) the terms of this Agreement, (c) the investment objectives, policies and restrictions of each applicable Fund as stated in each Trust’s currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, (d) each Trust’s Declaration of Trust and Bylaws; and (e) such other guidelines as the Board of Trustees of the Trusts (the “Board”) reasonably may establish or approve. The Manager will be an independent contractor and will have no authority to act for or represent a Trust or Fund in any way or otherwise be deemed to be an agent of a Trust or Fund unless expressly authorized in this Agreement or in another appropriate written format.

     2. Duties of the Manager.
          (a) Investment Program. Subject to supervision by the Board, the Manager will provide a continuous investment program for each Fund and shall determine what securities and other investments will be purchased, retained, sold or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash. The Manager will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Manager will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of each Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.
          (b) Securities Lending Activities. The Manager shall provide the following services with respect to securities lending activities on behalf of each Fund that engages in such activities: (i) assist the securities lending agent for each such Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with Manager’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (iv) respond to Agent inquiries concerning Agent’s activities, and (v) such other related duties as may be necessary or appropriate.
          (c) Exercise of Rights. The Manager, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of a bankruptcy or other reorganization.
          (d) Execution of Transactions and Selection of Broker Dealers. The Manager shall be responsible for effecting transactions for each Fund and selecting brokers or dealers to execute such transactions for each Fund. In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Manager) and the placement of orders for the purchase and sale of portfolio investments for each Fund, the Manager shall use its best efforts to obtain for each Fund the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below. In using its best efforts to obtain the best execution available, the Manager, bearing in mind each Fund’ best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer. Subject to such policies as the Board may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a

Fund to pay a broker or dealer that provides brokerage or research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to such Fund and to other clients of the Manager as to which the Manager exercises investment discretion. Each Trust hereby agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trusts hereby consent to the retention of compensation for such transactions.
          (e) Reports to the Board. Upon request, the Manager shall provide to the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.
          (f) Delegation of Authority. Any of the duties specified in this Paragraph 2 with respect to one or more Funds may be delegated by the Manager, at the Manager’s expense to an appropriate party, including an affiliated party (“Subadviser”), subject to such approval by the Board and shareholders of the applicable Fund to the extent required by the 1940 Act. The retention of one or more Subadvisers by the Manager pursuant to this Paragraph 2(f) shall in no way reduce the obligations of the Manager under this Agreement and the Manager shall be responsible to each Trust for all acts or omissions of each Subadviser in connection with the performance of the Manager’s duties under this Agreement. In connection with the delegation of responsibilities to a Subadviser, the Manager shall:
(i)	Oversee the performance of delegated functions by each Subadviser and furnish the Board with periodic reports concerning the performance of delegated responsibilities by the Subadviser;

(ii)	Allocate the portion of the assets of a Fund to be managed by one or more Subadvisers for such fund and coordinate the activities of all Subadvisers;

(iii)	If appropriate, recommend changes in a Subadviser or the addition of a Subadviser, subject to the necessary approvals under the 1940 Act; and

(iv)	Be responsible for compensating the Subadviser in the manner specified in its agreement with the Subadviser.
     3. Services Not Exclusive. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager, who may also be a Trustee, officer, or employee of a Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.
     4. Compliance with Rule 38a-1. The Manager shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Manager shall also provide the Trusts’ chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.
     5. Books and Records. The Manager will maintain all accounts, books and records with respect to each Fund as are required pursuant to the 1940 Act and Advisers Act and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for each Trust are the property of that Trust and further agrees to surrender promptly to the Trust any of such records upon a Trust’s request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
     6. Expenses of the Manager and the Trusts. During the term of this Agreement, each Fund will bear all fees and expenses not specifically waived, assumed or agreed to be paid by the Manager and incurred in its operations and the offering of its shares. Expenses borne by each Fund will include, but not be limited to, the following (or each Fund’ proportionate share of the following): brokerage commissions and issue and transfer taxes relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; expenses of organizing the Fund; filing fees and expenses relating to the registration and qualification of the Fund’ shares under federal or state securities laws and maintaining such registrations and qualifications; distribution and service fees; fees and salaries payable to the Trustees and officers of a Trust who are not officers, directors/trustees, partners or employees of the Manager or its affiliates; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, uncollectible items of deposit and other insurance (including directors’ and officers’ errors and omissions insurance) or fidelity bonds; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against a Trust or Fund for violation of any law; legal, accounting and auditing expenses, including legal fees of counsel to the Trusts or any Fund for services rendered to a Trust or the Fund and legal fees of special counsel for the independent trustees; charges of custodians, transfer agents, proxy voting services and expenses relating to proxy solicitation and tabulation services and services of other agents; costs of preparing share certificates; expenses of printing and mailing prospectuses and supplements thereto for shareholders, reports and statements to shareholders and proxy materials; all expenses incidental to holding shareholder and Board meetings; costs incurred for any pricing or valuation services; any expenses of the Manager resulting from new services necessitated by regulatory or legal changes affecting mutual funds occurring after the date of this Agreement; any extraordinary expenses (including fees and disbursements of counsel) incurred by a Trust or Fund; and fees and other expenses incurred in connection with membership in investment company organizations.

     7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, each Trust will pay the Manager, effective from the date of this Agreement, a fee which is computed daily and paid monthly from each Fund’ assets at the annual rates as percentages of that Fund’ average daily net assets as set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Fund from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act. If this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.
     8. Limitation of Liability of the Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Trust or any Fund in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, Board member, employee or agent of a Trust shall be deemed, when rendering services to a Trust or acting in any business of a Trust, to be rendering such services to or acting solely for a Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it.
     9. Duration and Termination.
          (a) Effectiveness. This Agreement shall become effective upon the date hereinabove written, provided that, with respect to a Fund, this Agreement shall not take effect unless it has first been approved, to the extent required by the 1940 Act (i) by a vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party (“Independent Board Members”) cast in person at a meeting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Fund.
          (b) Renewal. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date, except that with respect to any new Fund, this Agreement will continue in effect for two years from the date the Fund is added to this Agreement. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each from the date of this Agreement, and for new Fund for successive periods of twelve months once the initial two year term has passed, provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.
          (c) Termination. Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time by vote of the Board, including a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager. The Manager may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to a Trust. This Agreement automatically and immediately will terminate in the event of its assignment. Termination of this Agreement pursuant to this Paragraph 9(c) shall be without the payment of any penalty. Termination of this Agreement with respect to a given Fund shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.
     10. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Fund shall be effective until approved by the Board and such Fund shareholders to the extent required by the 1940 Act.
     11. Name of Trusts. Each Trust or any Fund may use the name “American Beacon Funds,” “American Beacon Mileage Funds,” “American Beacon Select Funds,” or “American Beacon Master Trust” for only so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, a Trust and each Fund will (to the extent that it lawfully can) cease to use any name derived from American Beacon Advisors, Inc. or any successor organization.
     12. Trust and Shareholder Liability. The Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by a Trust pursuant to this Agreement shall be limited in all cases to a Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund. The Manager further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of a Trust.
     13. Non-Binding Agreement. This Agreement is executed by each Trust’s Trustees and/or officers in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of that Trust.
     14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.
     15. Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.
     16. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof.

     17. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trusts (attention: Secretary) or the Manager (attention: General Counsel]) (or to such other address or contact as shall be designated by a Trust or the Manager in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed to be given on the date delivered or mailed in accordance with this Paragraph 17.
     18. Force Majeure. The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.
     19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
     20. The 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     21. Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN BEACON FUNDS AMERICAN BEACON MILEAGE FUNDS AMERICAN BEACON SELECT FUNDS AMERICAN BEACON MASTER TRUST
By:
Rosemary K. Behan
Vice President and Secretary

AMERICAN BEACON ADVISORS, INC.
By:
William F. Quinn
Chairman

SCHEDULE A
I. Management Fees
     A. American Beacon Funds
     As compensation pursuant to Paragraph 7 of the Management Agreement for services rendered pursuant to such Agreement (other than the securities lending services set forth in Paragraph 2(b) of the Agreement, the American Beacon Funds shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as a percentage of each Fund’s average daily net assets plus (with respect to those Funds listed in subsection (1) immediately below) all fees payable by the Manager with respect to such Funds pursuant to agreements entered into with Subadvisers pursuant to Paragraph 2(f) of the Management Agreement:

(1)	Balanced Fund	0.05%
	Emerging Markets Fund	0.05%
	Enhanced Income Fund	0.05%
	High Yield Bond Fund	0.05%
	International Equity Fund	0.05%
	International Equity Index Fund	0.05%
	Large Cap Growth Fund	0.05%
	Large Cap Value Fund	0.05%
	Mid-Cap Value Fund	0.05%
	S&P 500 Index Fund	0.05%
	Small Cap Index Fund	0.05%
	Small Cap Value Fund	0.05%
	Small Cap Value Opportunity Fund	0.05%
	Treasury Inflation Protected Securities Fund	0.05%

(2)	Money Market Fund	0.09%
	U.S. Government Money Market Fund	0.09%
	Intermediate Bond Fund	0.20%
	Short-Term Bond Fund	0.20%
     To the extent and for such periods of time that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company pursuant to a master-feeder arrangement, then such Fund will not pay the Manager a fee pursuant to the schedule set forth immediately above.
     B. American Beacon Mileage Funds
     As compensation pursuant to Paragraph 7 of the Management Agreement for services rendered pursuant to that Agreement (other than the securities lending services set forth in Paragraph 2(b) of that Agreement), the American Beacon Mileage Funds shall pay to the Manager, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

Money Market Fund	0.09%
     To the extent and for such periods of time that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company pursuant to a master-feeder arrangement, then such Fund shall not pay the Manager a fee pursuant to the schedule set forth immediately above.
     C. American Beacon Select Funds
     As compensation pursuant to Paragraph 7 of the Management Agreement for services rendered pursuant to that Agreement (other than the securities lending services set forth in Paragraph 2(b) of that Agreement), the American Beacon Select Funds shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as a percentage of each Fund’s average daily net assets:

Money Market Select Fund	0.09%
U.S. Government Money Market Select Fund	0.09%
     To the extent and for such periods that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company pursuant to a master-feeder arrangement, then such Fund shall not pay the Manager a fee pursuant to the schedule set forth immediately above.
     D. American Beacon Master Trust
     As compensation pursuant to Paragraph 7 of the Management Agreement for services rendered pursuant to that Agreement (other then the securities lending services set forth in Paragraph 2(b) of that Agreement), the American Beacon Master Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as a percentage of each Fund’s average daily net assets:

Money Market Portfolio	0.09%
U.S. Government Money Market Portfolio	0.09%
II. Securities Lending Fees
     As compensation for services provided by the Manager in connection with securities lending activities of each Fund of a Trust, a lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee of up to 25% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 25% of such loan fees.
Dated: September 12, 2008